EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower,
   Suite 2100, Oakbrook Terrace, IL  60181, (630) 954-0400
   AMEX: JOB


   FOR IMMEDIATE RELEASE                                   January 25, 2005

   COMPANY:   General Employment Enterprises, Inc.

   CONTACT:   Doris A. Bernar
              Communications Manager & Assistant Corporate Secretary
              Phone (630) 954-0495    (630) 954-0592 fax
              invest@genp.com    e-mail


                     General Employment Reports
                        First Quarter Results


     OAKBROOK  TERRACE, IL - General Employment  Enterprises,
     Inc. (AMEX: JOB) announced its results for the quarter ended December 31, 2004.

                        First Quarter Results

     The  Company  reported net income of $119,000,  or  $.02
     per share, for the quarter ended December 31, 2004, compared with a net loss of $462,000 or $.09 per share, for the same quarter last year.

     The Company's consolidated net revenues for the quarter were $4,882,000, up 15% from $4,230,000 last year.
     Contract service revenues of $2,959,000 were down 3% from last year, while placement service revenues of $1,923,000 increased 64%.

     Commenting on the Company's first quarter performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "The demand for the Company's placement services has improved considerably since the first quarter of last year. The increase in placement service revenues was achieved through a combination of a 34% increase in the number of placements and a 26% increase in the average placement fee. Contract service revenues were down for the quarter, despite a 5% increase in billable hours, because of filling lower-paid positions and pressures on pricing in that division."

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     GENERAL EMPLOYMENT ENTERPRISES, INC.
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     Mr.  Imhoff  concluded,  "Due to cost-reduction  actions
     taken   by   management,  general   and   administrative
     expenses  were  down  $208,000  (12%)  from  the   first
     quarter  of  last  year.   The combination  of  improved
     revenues and reduced expenses enabled the Company to return to profitability for the quarter."

                        Business Information

     This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

     General Employment provides professional staffing services through a network of 19 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.


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     GENERAL EMPLOYMENT ENTERPRISES, INC.
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                GENERAL EMPLOYMENT ENTERPRISES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)



                                                            Three Months
                                                         Ended December 31
                                                         2004        2003

   Net revenues:
      Contract services                                 $2,959       $3,059
      Placement services                                 1,923        1,171
      Net revenues                                       4,882        4,230

   Operating expenses:
      Cost of contract services                          2,083        2,141
      Selling                                            1,154          785
      General and administrative                         1,546        1,754
      Total operating expenses                           4,783        4,680

   Income (loss) from operations                            99         (450)
   Investment income                                        20           17

   Income (loss) from continuing operations                119         (433)
   Loss from discontinued operations(1)                     --          (29)

   Net income (loss)(2)                                 $  119       $ (462)

   Average number of shares:
      Basic                                              5,137        5,121
      Diluted                                            5,399        5,121

   Income (loss) per share - basic and diluted:
      Income (loss) from continuing operations          $  .02       $ (.08)
      Loss from discontinued operations                     --         (.01)

      Net income (loss)                                 $  .02       $ (.09)

     __________________________________________________
   (1) In September 2004, the Company completed a transaction to sell the assets and business operations of its Pittsburgh, Pennsylvania staffing business, which is reflected as discontinued operations.

   (2) There was no provision for income taxes for the period ended December 31, 2004, because of the utilization of losses carried forward from prior years. There was no credit for income taxes as a result of the pretax losses for the period ended December 31, 2003, because the losses were carried forward and there was not sufficient assurance that a future tax benefit would be realized.


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   GENERAL EMPLOYMENT ENTERPRISES, INC.
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                GENERAL EMPLOYMENT ENTERPRISES, INC.
          SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                           (In Thousands)




                                                   December 31    September 30
                                                       2004           2004

   Assets:
     Cash and cash equivalents                        $4,224         $4,437
     Accounts receivable, net, and
        other current assets                           2,329          2,319

        Total current assets                           6,553          6,756
     Property and equipment, net                         469            538

        Total assets                                  $7,022         $7,294


   Liabilities and shareholders' equity:
     Current liabilities                              $1,730         $2,126
     Shareholders' equity                              5,292          5,168

        Total liabilities and shareholders' equity    $7,022         $7,294


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